Exhibit 21.1

SUBSIDIARIES OF INTERCLOUD SYSTEMS, INC.

ADEX Corporation, a New York corporation.

ADEX Puerto Rico LLC, a Puerto Rico limited liability company.

ADEXCOMM Corporation, a Florida corporation.

AW Solutions, Inc., a Florida corporation.

AW Solutions Puerto Rico, LLC, a Puerto Rico limited liability company.

Environmental Remediation and Financial Services, LLC, a New Jersey limited liability company.

Rives-Monteiro Engineering, LLC, an Alabama limited liability company.

Rives-Monteiro Leasing, LLC, an Alabama limited liability company.

T N S, Inc., an Illinois corporation.

Tropical Communications, Inc., a Florida corporation.